EXHIBIT 16.1

October 26, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Hailiang Education Group Inc. and, under the date of October 28, 2015, we reported on the consolidated financial statements of Hailiang Education Group Inc. as of June 30, 2014 and 2015 and for each of the years in the three-year period ended June 30, 2015. On June 27, 2016, we were dismissed. We have read the Company’s statements included under Item 16F of its June 30, 2016 annual report on Form 20-F, 2016, and we agree with such statements, except that we are not in a position to agree or disagree with Hailiang Education Group Inc.’s statement that “During the two fiscal years ended June 30, 2015 and 2014 and the subsequent interim period through June 27, 2016, neither we nor anyone on our behalf consulted Marcum BP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided us that Marcum BP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement with Marcum BP or a reportable event.”

Very truly yours,

/s/ KPMG Huazhen LLP